CONFIDENTIAL SALES REPRESENTATION AND

NON-CIRCUMVENTION/NON-DISCLOSURE AGREEMENT

This Agreement (“Agreement”), dated April 7, 2014, will constitute a Sales Representation, Non-Circumvention and Non-Disclosure Agreement by and between Integrated Drilling Equipment Holdings Corp. (“IDE”) (hereinafter referred to as “Company”) and Offshore and Marine Holdings LLC (the “Representative”).

RECITALS:

WHEREAS, Company designs, manufactures, sells and/or leases oil and gas drilling rigs and related equipment; and

WHEREAS, the Representative is the former Chief Executive Officer of Company, a member of the board of directors of the Company and currently assists in the marketing and sale of drilling equipment; and

WHEREAS, the Company wishes to appoint and the Representative agrees to accept appointment as an independent sales and marketing consultant for all products and services manufactured or otherwise provided by the Company; and

WHEREAS, each Party is willing to furnish Confidential Information (as defined below) to the other Party in connection with and subject to the terms and conditions of this Agreement; and

WHEREAS, in order to facilitate the Company’s business in the Areas covered by this Agreement, Representative is willing to introduce Company to the customers;

NOW, THEREFORE, for and in consideration of the foregoing and the covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, do hereby agree as follows:.

1.	Products covered by the Agreement (“Products”).

A.	Complete drilling rig packages and systems.

B.	Drilling rig component products manufactured by the Company including, but not limited to, Mast, Drawworks, Substructures, Mud Pumps, Rotary Tables, SCR Drive Systems, AC VFD Systems, Equipment Installations, Fabrication, and other products and services provided and manufactured by the Company.

2.	Areas covered by the Agreement (“Area”).

A.	Representative will have non-exclusive rights for the Area defined in Appendix A of this Agreement, except for specific accounts or areas specifically excluded by the Company which may be added or subtracted from Appendix A from time to time by the Company in its sole discretion. Any exceptions or exclusions will be identified by the Company and notified to the Representative in writing. However, any specific projects or sales opportunities introduced by the Representative to the Company will become the exclusive property of the Representative until cancelled by mutual agreement of Representative and Company.

B.	Conflicts. In areas that may be assigned to and covered by a different representative, the Company will attempt to advise the Representative of any potential conflict and reduce potential conflicts.

3.	Services.

The Representative and Company agree that the Services are to be performed by the Representative acting solely as an independent contractor on behalf of the Company. The parties agree that the Representative will provide the following minimum Services for the Company, all at the direction and request of the Company:

A.	Obtain information relating to the requirements of customers for the Company’s Products.

B.	Advise, assist and consult with the Company in the proper preparation and submittal of Company’s response to any tenders or other requests for the sale or lease of Products.

C.	Advise, assist and consult with the Company with respect to negotiations relating to the award of a contract for the purchase or lease of Products.

D.	Provide general advice and counsel as well as specific assistance pertaining to local matters which would affect the execution of the contract, award and performance of the work relating to the contract.

E.	Assist the Company, to the extent possible, with help in order to Secure necessary permits, bonds and guarantees including, but not limited to, customs, importation and exportation permits for the Products and related equipment required by the contract as well as any other local governmental permits necessary or desirable in connection with importation, operation and exportation of the Products in or from the area defined in Appendix A ( cost of the permit, bond or guarantee fees actually incurred is for the account of Company).

F.	Assist in obtaining any work permits required for local or foreign personnel to work in the Territory to perform any contract. Any associated cost will be reimbursed to the Representative by the Company.

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G.	Provide assistance and services in dealing with representatives of the customers and their affiliates.

H.	Provide such assistance and advice as may be reasonably requested by Company relating to facilitating communications between the Company and the customers throughout the term of any contracts.

I.	Notify the Company of any additional potential projects or sales or leases of Products for the customers.

J.	Provide such other services as Company may reasonably determine from time to time may be necessary or helpful in connection with its operations relating to the contracts.

K.	Assist the Company and the Customer to establish payment terms for any Products that are agreeable to the Company and the customer.

L.	Assist in collection of payments and amounts due from customer and assist in resolving any disputes relating thereto.

4.	Commission payment and terms.

A.	The Company agrees to pay the Representative a commission of 1%, based upon the final net selling price of any products and services by the Company to a Customer, denominated and payable in U.S. Dollars, as set forth in Appendix B of this Agreement for specific projects. Typically, the commission will be set by Company for each project and will be based upon the net sales price of any Products sold, by the Company to a customer. For the avoidance of doubt, the net selling price will be exclusive of any shipping/freight charges, insurance, interest, travel and living expenses, taxes or other similar costs reimbursed to the Company. Company reserves the right to set a specific commission basis for each project.

B.	Reduction of commissions. In certain cases, it may be necessary for the Company to reduce the selling price in order to obtain an order. In this event, the Company and the Representative both agree to a proportional reduction of the commission proportional to the reduction in selling price.

C.	Excess commissions. In some cases, the Representative may have an opportunity to earn more than the basic commission as defined in Appendix B. In these cases, the Representative and the Company will agree upon any excess compensation in advance of the sale or lease. The Company reserves the right to set any (or no) specific excess commission.

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D.	Payment of commissions. Payment of commissions will be paid on a pro-rata basis to the Representative based on the payment terms accepted by the Company from the end user/customer. All commissions will be paid to the Representative within ten (10) days after receipt of the Customer’s payment by the Company.

E.	Cancellations. In cases of cancellations, the Company will be under no obligation to pay unearned commissions to the Representative except for payments received by the Company that are not refunded to the end user/customer. In cases where cancellations require a refund of payments made to the Company, the Representative agrees to refund any commissions received from the Company that have been paid by the Company to the Representative associated with such refund of payments.

F.	Restricted Customers. The Representative shall not be entitled to commissions for any sales by the Company to (i) any customers to which the Company has made sales of any kind during the two-year period ending on the date hereof or (ii) the customers set forth on Appendix C (the “Restricted Customers”) even in the event that the Representative, directly or indirectly, facilitates or assists in such sales. Prior to contacting any customer, the Representative shall notify the Company that he intends to contact such customer and shall only contact such customer with the prior written consent of the Company.

5.	Acceptance of sales/contracts.

The Company is the sole authority for accepting or rejecting any prospective sales brought in by the Representative. The Representative has no authority to contractually or otherwise bind the Company in any manner. The Representative shall not be permitted to quote prices that deviate from the Company’s current price list without the prior written approval of the Chief Executive Officer and the Chief Financial Officer of the Company.

6.	Expenses.

The Representative and the Company each agree to pay its own expenses incurred in the normal course of business and in execution of this contract, unless agreed otherwise in writing or in this Agreement.

7.	Product Representation.

The Representative hereby agrees to represent the Company and the Products and Services provided by the Company and not to represent products or enter into a representation relationship which would compete with the Products and Services that are the subject of this Agreement, provided that the Representative shall be free to sell used drilling equipment and other used products, provided further that the Company shall have a right of first refusal to engage in any refurbishment-related work on used equipment or products sold by the Representative.

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8.	Taxes.

Each party shall pay their own sales, use, franchise, income or other taxes.

9.	Documentation, sales and marketing and other assistance.

The Company will provide the Representative with all marketing data necessary including drawings, literature, contract preparation, quality assurance/quality control manuals and other sales, marketing and engineering as necessary and reasonably required by the Representative in the normal course of business of representing the Company. The Company will assist the Representative with all reasonable requests for assistance from the sales, engineering, production or other departments of the Company, on the same basis as the Company provides such support for all of its sales representatives.

10.	General Business Ethics.

A.	The Representative represents and warrants that it is familiar with relevant laws in the assigned Area, and that neither the receipt of fees under this Agreement nor the performance by the Company or the Representative of obligations and Services under this Agreement is in any respect a violation of applicable laws, rules, orders, prohibitions, or regulations in the assigned Area. The Representative shall comply in all respects with all applicable laws in the assigned Area dealing with bribery and corruption, as may be amended from time to time.

B.	The Representative has not and will not offer, promise or provide any thing of value, directly or indirectly, to any Government Official, or any other person or entity, for the purpose of influencing any decision, action or inaction in order to secure or maintain an improper advantage in connection with or relating to the subject matter of this Agreement or any supplement or amendment hereto, or in order to direct an improper advantage to any other person or entity or otherwise act in violation of the Foreign Corrupt Practices Act (the “FCPA”) of the United States of America. The offer, promise or provision of any thing of value proscribed by this paragraph is a “Prohibited Payment.”

C.	“Government Official,” as that term is used throughout this Article 10, includes any official, employee or representative of any government (or agency, instrumentality, or company owned or controlled by any government), any political party or employee thereof, or any candidate for political office.

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D.	If the Representative receives a request for a Prohibited Payment in connection with or relating to the subject matter of this Agreement or any supplement or amendment hereto, then the Company must be notified immediately.

E.	The Representative agrees and certifies that it is familiar with, is in compliance with, and will continue to comply strictly with all applicable anti-corruption laws and regulations and will not engage in or support any occurrence of bribery or other corrupt practices.

F.	The Representative shall not do business with any person or third-party entity where it knows or suspects the existence of any illegal, unethical or questionable practices by such person or third-party entity, its officers, employees or agents.

G.	All financial transactions by Representative hereunder shall be recorded in a timely, complete and accurate manner in accordance with generally accepted accounting principles consistently applied. Representative invoices and supporting documentation, as well as all other documents and accounting entries, shall not be false, fictitious or intentionally misleading in any way. The Representative shall sufficiently document all payments and keep appropriate receipts. The Representative shall make available to the Company any invoices or records corresponding to such payments at the Company’s request upon reasonable notice.

H.	The Company shall have reasonable access to the Representative’s books and records pertaining to activities for or on behalf of the Company, and the right to audit these records on demand. The Company may elect to designate a third party to conduct such an audit. The Company may, inspect the Representative’s premises. The Representative shall fully cooperate in any due diligence or audit conducted by or on behalf of the Company. Any associated cost will be for the account of The Company.

I.	Upon its discovery of a breach of any of the representations and warranties, or any other provision of this Agreement, the Representative shall immediately report such breach to the Company.

J.	The Representative shall notify the Company if, at any time during the course of this Agreement, the Representative becomes aware of any change of circumstances that could materially impact the Representative’s performance under this Agreement.

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11.	Compliance with FCPA

A.	The Representative represents and warrants that, in connection with the business to be conducted under this Agreement, no payment has been made, and no payment will be made, by Representative or by any of its officers, employees, agents or subsidiary or affiliated companies to any officer, official or employee (or to any agent or other person acting on behalf of such a person) of any nation, national company or political Party in violation of the Foreign Corrupt Practices Act (the "FCPA") of the United States of America that prohibits payment or giving of anything of value, either directly or indirectly, by an American company to an official of a foreign government for the purpose of influencing an act or decision in his or her official capacity, or inducing that official to use his or her influence with the foreign government, to assist a company in obtaining or retaining business for, or with, or directing business to, any person. The Representative further represents and warrants that it shall not undertake any action which is in violation of the anti-bribery provision of the OECD. This Agreement shall automatically terminate without notice upon Company learning of any violation of this clause, and the Company shall have no further obligations to amounts owing, or otherwise, under this Agreement from and after the date of said violation. Furthermore, the Representative agrees to defend, indemnity and hold the Company harmless from and against any claims, actions or causes of action for damages, fines, penalties, (including interest thereon and attorney fees) arising out of any violation of this clause. At the request of Company or at least annually, the Representative shall provide a certification in a form substantially similar to Schedule 1, attached to and incorporated herein by reference.

B.	Company warrants that it will not knowingly request any service from Representative, which might constitute a violation of the applicable laws of The United States of America or any national or local government having jurisdiction over the Parties, and no officer or employee of Company has authority to give directions to Representative, which is contrary to the laws of The United States of America or any national or local government having jurisdiction over the Parties.

12.	Conformity with Local Laws

Each Party agrees to comply with all applicable laws, orders, regulations, directions, restrictions and limitations of the governments (“Laws”) having jurisdiction of the Parties hereto and over the Services. Each Party agrees to defend, indemnify and hold the other Party harmless from and against any claims, actions or causes of actions for damages, penalties, fines or otherwise (including interest thereon and attorney fees) for their respective violation of the Laws.

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13.	Representations of Representative

The Representative represents and warrants to the Company that:

(a)	The Representative (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has its principal place of business located at its address set forth on the signature page hereof; (iii) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iv) is qualified to do business and is in good standing in all jurisdictions in which the services required to be performed by it under this Agreement make such qualifications necessary.

(b)	There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Representative) threatened against the Representative which, if adversely determined, could (either individually or in the aggregate) have a Material Adverse Effect (as hereafter defined). For purposes hereof, the term “Material Adverse Effect” means a material adverse effect on (i) the ability of the Representative to perform its services hereunder, (ii) the validity or enforceability of this Agreement, or (iii) the rights and remedies of the Company hereunder.

(c)	The Parties have all necessary corporate and other power, authority and legal right to execute, deliver and perform their respective obligations hereunder; the execution, delivery and performance by the Parties of this Agreement have been duly authorized by all necessary corporate and other action on their part; and this Agreement has been duly and validly executed by the Representative and Company and constitutes its legal, valid and binding obligation, enforceable against the Parties in accordance with its terms.

14.	Non-disclosure agreement.

A Party receiving Confidential Information may also be referred to herein as a “Recipient,” and a Party disclosing Confidential Information may also be referred to herein as a “Discloser.”

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As used in this Agreement, “Confidential Information” shall mean information, technical data or know-how disclosed by Discloser or any of Discloser’s employees, agents, affiliates, contractors or representatives (each a “Discloser Representative” and collectively, the “Discloser Representatives”) to Recipient or any of Recipient’s employees, agents, affiliates, contractors or representatives (each a “Recipient Representative” and collectively, the “Recipient Representatives”), including, but not limited to: customer/supplier lists and identities, agreements, characteristics, formulations, specifications, sales and marketing information, sales, figures, pricing and cost information, marketing plans and business plans, forecasts, financial information, budgets, databases, computer programs, software (whether in object or source code), research papers, projections, practices, procedures, processes, routines, formulae, trade secrets, ideas, innovations, inventions, technology, manufacturing know-how, machinery, drawings, photographs, equipment, devices, tools, discoveries, improvements, research or development and test results, data, formats, plans, sketches, models, any intellectual property, patents, trademarks, and copyrights and applications therefore, all rights and information necessary to produce and market Discloser’s products or to conduct the business of Discloser as currently conducted, or which pertains in any manner to subjects or knowledge of Discloser’s business or operation, or the information, tangible or intangible, owned, developed or possessed by Discloser, whether or not marked as “confidential,” and any other information or procedures that are treated as confidential by Discloser or its affiliates, suppliers or customers. Confidential Information shall include all such information that has been or may hereafter be provided, shown to, or reviewed by Recipient or any Recipient Representative, irrespective of the manner in which such information is communicated, and also includes all notes, analyses, compilations, studies, summaries and other material prepared by Recipient or any Recipient Representative containing or based, in whole or in part, on any information included in any of the foregoing. Confidential Information also includes information of third parties in possession of Discloser that Discloser is obligated to maintain in confidence. Confidential Information subject to this Agreement may be in intangible form, such as unrecorded knowledge, ideas or conceptions or information communicated orally or by visual observation, or may be embodied in tangible form, such as a document. For purposes of this Agreement, the term “document” includes written memoranda, drawings, training materials, specifications, notebook entries, photographs, graphic representations, firmware, computer information or software, information communicated by other electronic or magnetic media, or models.

A.	Notwithstanding the provisions of this Section 11 of the Agreement or any other provision of this Agreement, Confidential Information” shall not include any of the following, even if marked or designated “Confidential”:

i.	Information that Recipient can substantiate was known by Recipient prior to disclosure by Discloser or any Discloser Representative to Recipient or any Recipient Representative under this Agreement;

ii.	Information that was disclosed to Recipient or any Recipient Representative by a third party not known by Recipient to be under an obligation of confidentiality with respect to such information;

iii.	Information that is or becomes generally available to the public through no fault of Recipient or any Recipient Representative in breach of this Agreement;

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iv.	Information required to be disclosed by judicial mandate or other requirement of applicable law, provided that Recipient complies with the provisions of Section 11.F. of this Agreement; or

v.	Information that is independently developed by Recipient or any Recipient Representative without use of or reference to any of Discloser’s Confidential Information and without breach by Recipient or any Recipient Representative of any confidentiality agreement or obligation to Discloser, as evidenced by Recipient’s written records.

B.	With respect to Confidential Information disclosed by Discloser or any Discloser Representative to Recipient or any Recipient Representative, Recipient shall, and shall cause each Recipient Representative to:

i.	receive, review, regard, preserve, hold and treat all Confidential Information as secret and confidential and to use its best efforts to prevent disclosure by any Recipient Representative, directly or indirectly, to any person or entity that does not reasonably need to know the Confidential Information for the specific purpose relating to the Services provided to the Company or the Products;

ii.	refrain from using any Confidential Information except for the limited purpose of furthering the Services to be provided related to the transactions for the Products;

iii.	take all necessary and appropriate steps to maintain the confidentiality of any Confidential Information disclosed to Recipient or any Recipient Representative, including ensuring the confidentiality of any Confidential Information provided to the Recipient Representatives and any successors or assigns of any of them, including without limitation, entering into confidentiality agreements with such persons or entities in a form substantially similar to this Agreement or other agreements pursuant to which such persons or entities agree to be bound by the terms and conditions of this Agreement as if such persons or entities were Recipient;

iv.	Take all necessary and appropriate steps to prevent use of the Confidential Information in any way that would violate federal or state securities or other applicable laws;

v.	Refrain from copying or duplicating, in any manner whatsoever except to the extent reasonably necessary for the furtherance of the transactions involving the Products or as otherwise permitted herein, Confidential Information without the express written permission of Discloser;

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vi.	Refrain from referring, orally or in writing, to Discloser or the Transactions in any press releases, promotional material, presentations to third parties (other than Discloser), in business resumes, or in any other information provided to third parties, without the prior written consent of Discloser;

vii.	Refrain from discussing or referring to any findings, conclusions, recommendations or the underlying data thereof with any third party (other than Discloser) arising out of any Confidential Information or the transactions involving the Products or the Services provided to the Company, without the prior written consent of Discloser;

viii.	Use the Confidential Information solely for the purpose of furthering the Transactions and not to use any of the Confidential Information for the benefit of any person or entity other than Discloser without the prior written consent of Discloser; and
ix.	With respect to any equipment, component, software or other items sold, leased, loaned or otherwise delivered by Discloser or any Discloser Representative to Recipient or any Recipient Representative in connection with the Services or the Products, refrain from reverse engineering, disassembling, decompiling or otherwise analyzing the physical construction of any such items.

C.	Recipient may only disclose the Confidential Information to Recipient’s Representatives having a bona fide need to know the Confidential Information in the course of performing their duties in connection with the Services or Products. Recipient will segregate or otherwise maintain Confidential Information so as to prevent any commingling of the same with the confidential proprietary materials of others. In the event of any unauthorized disclosure of Confidential Information, Recipient shall notify Discloser immediately. Recipient shall be fully responsible for and accountable to Discloser for any damages Discloser or any affiliate of Discloser suffers arising out of or related to any disclosure or use of Confidential Information in breach of this Agreement by Recipient or any Recipient Representative and shall, at Recipient’s sole cost and expense, take all reasonably necessary measures (including, but not limited to, court proceedings) to restrain such persons or entities from unauthorized disclosure or use of Confidential Information.

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D.	If either Party determines that it shall not proceed with the Services pursuant to this Agreement, such Party will promptly notify the other Party of such determination. Recipient further agrees that upon a determination by either Party not to proceed with the Services, upon termination of this Agreement pursuant to Section 20 of this Agreement or upon written request of Discloser, Recipient will promptly (a) return all Confidential Information and all records, notes, and other written, printed, computer generated or other materials in its possession pertaining to the Confidential Information and not retain copies, extracts or other reproductions of such materials; (b) destroy all documents, memoranda, notes and other writings (whether in electronic or hard copy form) prepared by Recipient or any Recipient Representative based upon or incorporating any Confidential Information received from Discloser or any Discloser Representative, including all documents containing any abstracts or excerpts of any Confidential Information; and (c) certify in writing to Discloser that Recipient has complied with its obligations hereunder. The return or destruction of materials does not relieve Recipient from complying with the other terms and conditions of this Agreement.

E.	Notwithstanding any other provision of this Agreement, the Parties agree that:

i.	All rights to Confidential Information disclosed pursuant to this Agreement are reserved to and retained by Discloser, and Discloser shall be and remain free to disclose or provide the Confidential Information to whomever in any manner Discloser chooses;

ii.	Except as expressly provide in Section 15 below, nothing in this Agreement will diminish or restrict in any way the rights that each Party has to develop its products, services and business or otherwise make available its products and services to any customer or third party in the ordinary course of its business;

iii.	No license or conveyance of any rights or ownership is granted or implied by this Agreement or the disclosure of any Confidential Information hereunder, and Discloser expressly reserves any and all rights that it may have in and to the Confidential Information;

iv.	No license is hereby granted, directly or indirectly, under any know-how, including any patent, invention, discovery, idea, copyright or other intellectual or industrial property right now or in the future held, made, obtained or licensable by Discloser; and

v.	The timing of access and the nature and extent of the Confidential Information to be made available to Recipient will be at the discretion of Discloser.

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F.	In the event Recipient or any Recipient Representative is served with an administrative or court subpoena or order requiring any Confidential Information to be disclosed, Recipient shall immediately thereafter notify Discloser orally and in writing of the fact of such service, the information requested and the time to respond thereto, and in all events, shall use its best efforts to provide Discloser with such notice sufficiently in advance of the deadline to respond to allow Discloser sufficient time to challenge such subpoena or order if Discloser elects to do so. Recipient shall cooperate fully with Discloser, at Discloser’s expense, in challenging any subpoena or order requiring the disclosure of Confidential Information. Should Discloser decide not to challenge any such subpoena or order, then Recipient or the Recipient Representative, as applicable, may disclose such information as, in the reasonable judgment of Recipient’s counsel, is required to be disclosed under such subpoena or order. Discloser shall advise Recipient within five (5) business days of receipt of notice thereof whether Discloser intends to challenge the subpoena or order.

G.	Recipient hereby acknowledges and agrees that neither Discloser nor any Discloser Representative makes any representations or warranties whatsoever, express or implied, as to the accuracy, completeness or correctness of any Confidential Information supplied hereunder, nor shall any such representations or warranties be implied. Neither Discloser nor Discloser’s officers, directors or shareholders nor any of the Discloser Representatives shall have any liability whatsoever to Recipient or any Recipient Representative arising out of or resulting from the use of or reliance on any Confidential Information. Discloser retains the right to determine, in its sole discretion, what information, properties and personnel it wishes to make available to Recipient hereunder.

15.	The Parties acknowledge that in order to facilitate the Services, it may be necessary for Representative to introduce the Customers to the Company for direct discussions regarding the sales of products. The Company hereby expressly agrees not to, directly or indirectly through one or more of the Company’s affiliates or intermediaries, take any action for sole purpose of depriving the Representative of any commission that would otherwise be payable with respect to such sales.

16.	Nothing in this Agreement shall be construed as constituting any offer by, or as creating any obligation on the part of, either Party to enter into any transaction with the other or with any other person or entity.

17.	The Parties agree that, because an award of money damages may be inadequate for any breach of Section 11 of this Agreement, and any such breach may cause the non-breaching Party irreparable harm, in the event of a breach or threatened breach of the terms of this Agreement by a Party, the non-breaching Party shall be entitled, without requirement of posting a bond or other security, to an injunction or decree of specific performance prohibiting any such breach or disclosure or misuse of any Confidential Information. In addition to injunctive relief, the non-breaching Party shall have all other rights and remedies afforded it by law.

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18.	This Agreement shall be construed, governed by, enforced and interpreted, and the relationship between the Parties determined in accordance with, the laws of the State of Texas without giving effect to any choice or conflict of laws rules, provisions or principles (whether of the State of Texas or any other jurisdiction) the application of which would result in the application of the laws of any jurisdiction other than the State of Texas.

19.	The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement or the construction interpretation, performance, breach, termination, enforceability or validity hereof (each a “Dispute”) through discussions between their respective representatives. Any Dispute that cannot be resolved through discussions between the Parties’ respective representatives arising out of or relating to this Agreement, including the annexes and schedules hereto, will be fully and finally settled by arbitration in accordance with the provisions set forth in Section 13 of the Representative’s Employment Agreement with the Company, dated as of October 19, 2012. Notwithstanding this provision, nothing contained herein shall in any way be deemed to prohibit the Company or the Representative from seeking temporary equitable relief from a court of competent jurisdiction in the event of a breach or threatened breach by the other party of this Agreement.

20.	All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be (i) sent by an overnight courier service that provides proof of receipt, (ii) mailed by registered or certified mail (postage prepaid, return receipt requested) or (iii) telecopied to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Company:	Integrated Drilling Equipment Holdings Corp.
25311 I-45 North, Building 6
Spring, Texas, USA 77380
Attn: N. Michael Dion
Tel: 281-465-9393
E-mail: mdion@ide-rig.com

If to Representative:	Offshore and Marine Holdings LLC
Stephen D. Cope
7303 Augusta Drive
Spring, TX 77389
Tel: (713) 253-0130

If this Agreement provides for a designated period after a notice within which to perform an act, such period shall commence on the date of receipt or refusal of the notice. If this Agreement requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of delivery to the courier service, tele-copying or mailing of the notice pursuant to which such right is exercised.

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21.	This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior representations, agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No representations or warranties have been made relating to the subject matter hereof other than those expressly set forth in this Agreement. This Agreement may not be amended, modified or supplemented except by means of a written instrument designated as such and executed by an authorized officer of each of the Parties.

22.	If any provision of this Agreement shall be held to be invalid, illegal or unenforceable by a court, tribunal or other forum of competent jurisdiction for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any subdivision of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision will be deemed reformed to the extent necessary to conform to applicable Law and to give maximum effect to the intent of the Parties, or, if that is not possible, such provision shall be deemed severed from this Agreement; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any subdivision of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

23.	Either Party hereto may terminate this Agreement by thirty (30) days written notice to the other Party at its address specified herein, but no such termination shall affect obligations already in effect.

24.	This Agreement is personal to each of the Parties and may not be assigned or otherwise transferred, in whole or in part, by either Party without the prior written consent of the other Party.

25.	No failure or delay by a Party in exercising its rights, powers or privileges under this Agreement shall constitute a waiver thereof, nor shall any single or partial exercise of such rights, powers or privileges preclude any further exercise thereof. No waiver of any provision shall be binding upon a Party unless it is in writing and signed by an authorized officer of such Party.

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26.	This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original copy of this Agreement, but all of which, when taken together, shall be deemed to constitute one and the same agreement. The Parties may sign and deliver this Agreement by facsimile transmission or by electronic mail in “portable document format.” Each Party agrees that the delivery of this Agreement by facsimile or by electronic mail in “portable document format” shall have the same force and effect as delivery of original signatures, and that each Party may use such facsimile or electronic mail signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Integrated Drilling Equipment Holdings Corp.

By (Print Name):	N. Michael Dion

Signature:	/s/ Michael Dion

Title:	CFO

Date:	April 7, 2014

Offshore and Marine Holdings LLC

By (Print Name):	Steve Cope

Signature:	/s/ Steve Cope

Title:	President/CEO

Date:	April 7, 2014

Signature Page to Sales Representation, Non-Circumvention and Non-Disclosure Agreement

APPENDIX A

REPRESENTATION AREA.

The Representation Area is the United States of America and Mexico. Additional areas and projects may be determined on a case by case basis in the Company’s discretion.

APPENDIX B

SPECIFIC PROJECT AND COMMISSION BASIS

(Specific Projects, details and commission basis are to be determined on a case by case basis. The initial commission to be included will be 1% of the net selling price of any order or project)

APPENDIX C

RESTRICTED CUSTOMERS.

•	Las Isla*
•	Big Dog Drilling*
•	IHSA
•	Savannah Drilling
•	Lewis
•	Sidewinder
•	Savanna
•	Noram
•	Eurasia Drilling
•	IHSA
•	Tacker
•	PEMSA*
•	GPA
•	Latina*
•	GSM*
•	Goimar*
•	Central*
•	Ensign
•	Felderhoff
•	Archer*
•	Lukoil
•	Sevmash
•	Gazprom
•	Rosneft
•	Sidewinder
•	Ensign
•	RUS Industrial
•	CRC Evans
•	Baker Hughes
•	Oklahoma Rig Co.
•	Shale Pumps
•	Servas Energy
•	Aztec Drilling
•	Independence Drilling
•	Sidewinder
•	Patterson UTI
•	Nabors
•	Ensign

•	Scana
•	Energy Water Solutions
•	NDIL

*Projects undertaken by entities identified with an asterisk shall not be subject to the restrictions placed on Restricted Customers for any such projects or PEMEX licitations that are received, initiated or quoted after the date of the Company’s March 24, 2014 pipeline report. For the avoidance of doubt, any projects that have not been quoted prior to the March 24, 2014 pipeline report and are received, initiated or quoted after the March 24, 2014 pipeline report shall not be subject to the restrictions placed on Restricted Customers in Section 4(f) of this Agreement.

SCHEDULE 1

ANNUAL CERTIFICATION OF COMPLIANCE

FOR INTERNATIONAL

CONSULTANTS, AGENTS AND REPRESENTATIVES

I [•] a duly authorized representative of [•] (the “Representative”) do hereby certify for and on behalf of such company, that neither I, nor to my knowledge any other person, including but not limited to every officer, director, stockholder, employee, representative and agent of Representative or its affiliates has made any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any Public Official (defined below) to obtain, retain, or direct business or to secure any improper advantage for myself, the Representative, Representative’s affiliates, or any affiliate in violation of any Anti-Corruption Laws (defined below).

"Public Official" means any officer or employee of a government (or any department, agency, or instrumentality thereof, including, but not limited to, national oil companies), a political party, or a public international organization (such as the World Bank), or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality, or for or on behalf of any public international organization, or any political party or official thereof or candidate for political office. “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act (“FCPA”) and the anti-corruption and bribery laws of the representation Area, the jurisdiction(s) where Representative and its applicable affiliates are organized, and the country (ies) where the representation Services will be performed.

I hereby confirm and agree that should I learn of any of the prohibited activities described above, or if there are any changes in the ownership or control of the Representative or its affiliates, I will immediately advise:

Integrated Drilling Equipment Holdings Corp.
25311 I-45 North
Building 6
Spring, Texas 77380
Attn: N. Michael Dion
Tel: 281-465-9393
E-mail: mdion@ide-rig.com

(Signatures on Next Page)

I hereby confirm that neither I nor anyone else at [•] or any affiliate that is providing Services is a Public Official.

I certify under penalty of perjury that the foregoing is true and correct.

Date:
By:
Name:
Title: